Exhibit 10.1

INDEMNIFICATION AGREEMENT

(See Article 15 of AAR CORP. Certificate of Incorporation)

THIS AGREEMENT is made as of the «Date» day of«Month», «Year», by and between«Company»., a Delaware corporation (the “Corporation”), and «Name», who currently is serving the Corporation as «Title» (the “Indemnitee”).

WHEREAS, the Indemnitee is currently serving in the capacity or capacities described above;

WHEREAS, the Corporation wishes the Indemnitee to continue to serve in such capacity or capacities and the Indemnitee is willing, under certain circumstances, to continue in such capacity or capacities;

WHEREAS, certain interpretations of the law and “public policy” have created uncertainty about activities of corporate directors and officers and the risk of significant personal liability to the Indemnitee;

WHEREAS, damages sought and sometimes paid in many claims made against corporate directors and officers and the expenses required to defend such claims, whether or not the allegations are meritorious, do not bear a reasonable, logical relationship to the amount of compensation received by, and may be beyond the financial resources, of the Indemnitee;

WHEREAS, in addition to the indemnification to which the Indemnitee is entitled under the Delaware General Corporation Law and the Restated Certificate of Incorporation of the Corporation, the Corporation furnishes, at its expense, directors’ and officers’ liability insurance protecting the Indemnitee for certain liabilities which might arise in connection with his service, but this insurance contains many restrictions and limitations;

WHEREAS, the Indemnitee has indicated that he does not regard the indemnification available under the Delaware General Corporation Law, the Restated Certificate of Incorporation of the Corporation, and the Corporation’s directors’ and officers’ liability insurance to be adequate protection against the risks associated with his service to or at the request of the Corporation;

WHEREAS, the Indemnitee and the Corporation have concluded that the exposure to risk of personal liability and payment of damages out of the Indemnitee’s personal assets may result in overly conservative direction and supervision of the Corporation’s affairs, which is detrimental to the best interests of the Corporation and its stockholders; and

WHEREAS, the Corporation has concluded that additional protection is necessary for its directors and executive officers.

NOW, THEREFORE, in consideration of the Indemnitee’s continued and future service to the Corporation, the parties agree as follows:

1.             INDEMNIFICATION.  The Corporation agrees to indemnify the Indemnitee to the full extent permitted by the Delaware General Corporation Law, as it exists now or as it may be amended in the future to provide additional indemnification for the Indemnitee.

2.             ADDITIONAL INDEMNIFICATION AND PAYMENT OF EXPENSES.  Without limiting the indemnification provided in Section 1 and subject to the limitations, terms and conditions of this Agreement, including, but not limited to, the limitations in Section 8, the Corporation agrees to:

(a)           indemnify the Indemnitee against all judgments for both compensatory and punitive damages, fines, taxes, penalties and settlements incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, any action by or in the right of the Corporation), to which the Indemnitee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that the Indemnitee is, was or at any time becomes a director, officer, employee, agent or fiduciary of the Corporation, or is or was serving or at any time serves at the request of the Corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or with respect to any employee benefit plan (or its participants or beneficiaries) of the Corporation or any such other enterprise, or by reason of any action alledged to have been taken or omitted by the Indemnitee in any such capacity, and

(b)           pay all costs, charges and other expenses, including, but not limited to, attorneys’ fees, costs of appearance, attachment and similar bonds (hereinafter referred to as “Expenses”) incurred in connection with the investigation and defense of any action, suit or proceeding described in Section 2(a).

3.             MAINTENANCE OF D&O INSURANCE.

(a)           The Corporation presently has the following policies of directors’ and officers’ liability insurance in force (the “D&O Policies”):

		Coverage
Insurer	Policy No.	Amounts

Illinois National Insurance	6649517	$10,000,000
		$10,000,000 excess
Twin City	00DA014831107	$20,000,000
		$10,000,000 excess
St. Paul	EC01201197	$30,000,000
		$10,000,000 excess
Zurich	DOC597871204	$40,000,000
		$10,000,000 excess
Illinois National Insurance	6959722	$50,000,000
Company		$10,000,000 excess

So long as the Indemnitee shall continue to serve in any capacity described in Section 2 and thereafter so long as there is any reasonable possibility that the Indemnitee shall be subject to any possible action, suit or proceeding by reason of the fact that the Indemnitee served in any of said other capacities, the Corporation will purchase and maintain in effect for the benefit of the Indemnitee one or more valid, binding and enforceable policies of directors’ and officers’ liability insurance providing coverage amounts of at least $25,000,000; provided, however, that such policy(ies) and coverage amounts may also include other coverages, including, but not limited to, professional liability, fiduciary, fidelity, and employment practice.

(b)           Notwithstanding Section 3(a), the Corporation shall not be required to maintain directors’ and officers’ liability insurance in effect if (i) in the reasonable business judgment of the Board of Directors of the Corporation as it may exist from time to time such insurance is not reasonably available or if (ii) the premium cost for such insurance is substantially disproportionate to the amount of insurance or (iii) the coverage is so limited by exclusions that there is insufficient benefit provided by such insurance.

(c)           If the Corporation, acting under Section 3(b), does not purchase and maintain in effect directors’ and officers’ liability insurance, the Corporation shall indemnify and hold harmless the Indemnitee to the full extent of the coverage which would otherwise have been provided by the D&O Policies.

4.             DEFENSE OF CLAIM.  With respect to any action, suit or proceeding described in Section 2, the Corporation may elect to assume the investigation and defense of such action, suit or proceeding with counsel it elects with the consent of the Indemnitee, which consent shall not be unreasonably withheld.  After notice to the Indemnitee from the Corporation of its election to assume the investigation and defense, the Corporation shall not be liable to the Indemnitee under this Agreement for any Expenses subsequently incurred by the Indemnitee in connection with the investigation and defense other than for services requested by the Corporation or the counsel it selected.  The Indemnitee shall have the right to employ his own counsel, but the Expenses incurred by the Indemnitee after notice from the Corporation of its assumption of the investigation and defense shall be at the expense of the Indemnitee. Notwithstanding the foregoing, however, the Indemnitee shall be entitled to separate counsel in any action, suit or proceeding brought by or on behalf of the Corporation or as to which counsel for the Indemnitee reasonably concludes that there is a conflict of interest between the Corporation and the Indemnitee, provided that the Corporation shall not be required to pay the expenses of more than one such separate counsel for persons it is indemnifying in any one action, suit or proceeding.

5.             ADVANCE PAYMENT OF EXPENSES.  The Indemnitee’s reasonable Expenses incurred in connection with any action, suit or proceeding described in

Section 2 shall be paid by the Corporation as they accrue, and, in any event, within thirty (30) days after the Corporation has received written request therefor from or on behalf of the Indemnitee.  The Corporation shall continue to make such payments unless and until there has been a final adjudication by a court of competent jurisdiction establishing that the Indemnitee is not entitled to be indemnified for such Expenses under this Agreement.

6.             INDEMNITEE’S REIMBURSEMENT.  The Indemnitee agrees to reimburse the Corporation for all amounts paid by the Corporation pursuant to Sections 1, 2, 3(c), 4 and 5 of this Agreement in the event and to the extent, but only in the event and only to the extent, that there is a final adjudication by a court of competent jurisdiction establishing that the Indemnitee is not entitled to be so indemnified or to have such Expenses paid by the Corporation.

7.             CONTRIBUTION.  If the indemnification or payments of Expenses provided by this Agreement should be unavailable or insufficient to hold the Indemnitee harmless, then the Corporation agrees that, for purposes of this Section, the Corporation shall be treated as if it were a party to the threatened, pending or completed action, suit or proceeding in which the Indemnitee was involved and that the Corporation shall contribute to the amounts paid or payable by the Indemnitee as a result of Expenses, judgments for both compensatory and punitive damages, fines, penalties and amounts paid in settlement.  The amount of contribution provided by this Section shall be determined by (i) the relative benefits accruing to the Corporation on the one hand and the Indemnitee on the other which arose out of the acts or omissions underlying the threatened, pending or completed action, suit or proceeding in which the

Indemnitee was involved, (ii) the relative fault of the Corporation on the one hand and the Indemnitee on the other in connection with such acts or omissions, and (iii) any other equitable considerations appropriate under the circumstances.  For purposes of this Section, the relative benefits of the Corporation shall be deemed to be the benefits accruing to it and the relative benefit of the Indemnitee shall be deemed to be an amount not greater than the Indemnitee’s annual base salary or Indemnitee’s compensation from the Corporation plus any personal benefit received from such acts or omissions.  The relative fault shall be determined by reference to, among other things, the fault of the Corporation and all of its directors, officers, employees and agents (other than the Indemnitee), as a group and treated as one entity, on the one hand, and the Indemnitee’s and such group’s relative intent, knowledge, access to information and opportunity to have altered or prevented the act or omission on the other hand.

8.             LIMITATIONS ON INDEMNIFICATION, ADVANCEMENT AND CONTRIBUTION.  Notwithstanding anything in the foregoing to the contrary, the Corporation shall not be liable under this Agreement to make any indemnity payment, advancement of Expenses or contribution in connection with any action, suit or proceeding:

(a)           to the extent that payment is actually made, or for which payment is available, to or on behalf of the Indemnitee under an insurance policy, except in respect of any amount in excess of the limits of liability of such policy or any applicable deductible for such policy;

(b)           to the extent that payment has or will be made to the Indemnitee by the Corporation otherwise than pursuant to this Agreement;

(c)           to the extent that there was a final adjudication by a court of competent jurisdiction that the Indemnitee derived an improper personal benefit or otherwise breached his duty of loyalty to the Corporation or its stockholders; or

(d)           to the extent that there was a final adjudication by a court of competent jurisdiction that the Indemnitee committed acts or omissions other than in good faith or which involved intentional misconduct or knowing violation of law.

9.             ENFORCEMENT OF INDEMNITEE’S RIGHTS.  The Indemnitee shall have the right to enforce this Agreement in any court of competent jurisdiction if the Corporation either fails to indemnify the Indemnitee pursuant to Section l, 2 or 3(c) or fails to advance Expenses pursuant to Section 5 within thirty (30) days of the receipt of written request to do so from or on behalf of the Indemnitee.  Notwithstanding any determination to the contrary (or failure to make a determination by the Corporation) by the Corporation, its Board of Directors, independent counsel or stockholders, there shall be a rebuttable presumption that the Indemnitee has met the applicable standard of conduct under the Corporation’s Restated Certificate of Incorporation and otherwise is entitled to indemnification and advance payment of Expenses, and the burden of proof shall be on the Corporation in any such suit to demonstrate by the weight of the evidence that the Indemnitee is not so entitled.  The Indemnitee’s Expenses incurred in successfully establishing his right to indemnification or advancement of Expenses, in whole or in part, in any such action (or settlement thereof) shall be paid by the Corporation.

10.           CHANGE IN CONTROL.  The Corporation agrees that if there is a Change in Control, as defined below, of the Corporation (other than a Change in Control which has been approved by a majority of the Corporation’s Board of Directors who were directors immediately prior to such Change in Control), then with respect to all matters thereafter arising concerning the rights of the Indemnitee to indemnity payments and payments of Expenses under this Aqreement, the Corporation shall seek legal advice only from special, independent counsel selected by the Indemnitee with the consent of the Corporation (which consent shall not be unreasonably withheld), and who has not otherwise performed services for the Corporation within the last five (5) years (other than in connection with such matters) or the Indemnitee.  Such counsel, among other things, shall render a written opinion to the Corporation and the Indemnitee as to whether and to what extent the Indemnitee would be permitted to be indemnified under this Agreement and applicable law.  The Corporation agrees to pay the reasonable fees of the special, independent counsel and to indemnify such counsel fully against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or counsel’s engagement pursuant hereto.

“Change in Control” for purposes of this Agreement shall be deemed to have occurred if (a) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations hereunder), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Corporation representing 20% or more of the total voting power represented by the Corporation’s then outstanding voting securities, except that a person who as of the date of this Agreement owns 20% or more of the total voting power represented by the Corporation’s outstanding voting securities shall not be deemed to have caused a Change in Control, or (b) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation and any new director whose election by the Board of Directors or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (c) the stockholders of the Corporation approve a merger, a plan of complete liquidation of the Corporation, an agreement for the sale or disposition by the Corporation of all or any substantial part of the Corporation’s assets, or other business combination of the Corporation with any other corporation, other than a business combination which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such business combination.

11.           SETTLEMENT.  The Corporation shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action, suit or proceeding without its written consent, which consent shall not be unreasonably withheld.  The Corporation shall not settle any action, suit or proceeding which would impose any penalty or limitation on the Indemnitee without the Indemnitee’s written consent, which consent shall not be unreasonably withheld.  In the event that consent is not given and the parties hereto are unable to agree on a proposed settlement, independent legal counsel shall be retained by the Corporation, at its expense, with the consent of the Indemnitee, which consent shall not be unreasonably withheld, for the purpose of determining whether or not the proposed settlement is reasonable under all the circumstances, and if independent legal counsel determines the proposed settlement is reasonable, the settlement may be consummated without the consent of the other party.

12.           CORPORATE SUBROGATION RIGHTS.  In the event of any payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against any person or organization and the Indemnitee shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights.

13.           NON-EXCLUSIVE.  Nothing in this Agreement shall diminish or otherwise restrict, and this Agreement shall not be deemed exclusive of, the Indemnitee’s rights to indemnification under any provision of the Delaware General Corporation Law or the Restated Certificate of Incorporation or By-laws of the Corporation or otherwise.

14.           NOTICE TO THE CORPORATION.  The Indemnitee will promptly notify the Corporation of any threatened, pending or completed action, suit or proceeding against the Indemnitee described in Section 2.  The failure to notify or promptly notify the Corporation shall not relieve the Corporation from any liability that it may have to the Indemnitee otherwise than under this Agreement, and shall relieve the Corporation from liability hereunder only to the extent the Corporation has been prejudiced.

15.           NOTICES.  Any notice that is required or permitted to be given under this Agreement shall be in writing and shall be personally delivered or deposited in the United States mail, certified or registered mail with proper postage prepaid and addressed:

if to the Corporation:

AAR CORP.

1100 N. Wood Dale Road

Wood Dale, Illinois 60191

Attention: Chairman of the Board

if to the Indemnitee:

«Name»

«Address1»

«Address2»

«City», «State»   «PostalCode»

or at such other address as a party may furnish to the other party by ten (10) days’ prior written notice.

16.           SEPARABILITY.  Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions.

17.           GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

18.           BINDING EFFECT.  This Agreement shall be binding upon the Indemnitee and upon the Corporation, its successors and assigns, and shall inure to the benefit of the Indemnitee, his heirs, personal representatives and assigns and to the benefit of the Corporation, its successors and assigns, notwithstanding subsequent repeal or amendment of relevant provisions of the Delaware General Corporation Law or other applicable law or of the Restated Certificate of Incorporation of the Corporation.

19.           AMENDMENT AND TERMINATION.  No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties.

20.           CONSENT TO JURISDICTION.  The Corporation and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware and the Corporation irrevocably consents to the jurisdiction of any court in which an Indemnitee brings action pursuant to Section 9 hereof, for all purposes in connection with any action or proceeding which arises out of or is related to this Agreement.  The Corporation agrees not to initiate any such action or proceeding in any state other than Delaware.

IN WITNESS WHEREOF, the parties have executed this Agreement.

AAR CORP.

By
Vice President

«Name»
Indemnitee

Signature of the Indemnitee